Exhibit 10.1
[Date]

[Name]
[Address]

RE:	Award Letter Agreement dated [Date]; Restricted Stock Award [Number];
Grant of Restricted Stock (the “Award Agreement”)

Dear [Name]:

On behalf of First Midwest Bancorp, Inc. (the “Company”), I am pleased to advise you that on [Date] (the “Date of Grant”), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended (the “Omnibus Plan”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved a grant to you of a restricted stock award (the “Award”) as set forth in this Award Agreement. The Award is also subject to the terms and conditions of the Omnibus Plan, as currently in effect or as may be amended hereafter, which are incorporated herein by reference.

(1)	Award

(a)
The Company hereby grants to you an Award of an opportunity to earn [Number of Shares] shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), subject to the restrictions and other conditions set forth herein and in the Omnibus Plan. Such shares are referred to in this Award Agreement as the “Restricted Shares.” Restricted Shares may not be sold, transferred, pledged, gifted, assigned or otherwise alienated or hypothecated, subject to paragraphs (2), (3), (4) and (5). Within a reasonable time after the date of this Award, the Company shall instruct its stock transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

(b)
As promptly as practical after the date on which a portion or all of the Restricted Shares vest under this Award Agreement, and after receipt of any required tax withholding under paragraph 8, the Company shall instruct the stock transfer agent to transfer the number of vested Restricted Shares (less any shares withheld in satisfaction of tax withholding obligations under paragraph 8, if any) to an unrestricted account over which only you (or, in the case of your death, your designated beneficiary or authorized representative) have control.

(2)	Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4), the Restricted Shares shall vest and become transferable only if you continue in the employment of the Company or any of its subsidiaries through the applicable vesting dates. The Restricted Shares will vest and become transferable as follows: (a) 50% will vest on [Vest Date 1]; and (b) the remaining 50% of the Award will vest on [Vest Date 2].

(3)	Termination of Employment

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

If your employment with the Company or any of its subsidiaries terminates due to your Retirement at or after your Normal Retirement Date, a Qualifying Termination (as defined below), a Disability or your death prior to the full vesting of the Restricted Shares, (i) the Period of Restriction will automatically terminate and all restrictions on any unvested Restricted Shares will lapse, (ii) all unvested Restricted Shares will become immediately vested and freely transferable in full, subject to withholding for taxes under paragraph (8)) and the provisions of paragraph 1(b) shall apply, and (iii) all dividends credited to you pursuant to paragraph (7) will become payable to you. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all unvested Restricted Shares and all dividends credited to you pursuant to paragraph (7) shall be immediately forfeited, and all of your rights hereunder and to an Award shall terminate.

For purposes of this Award Agreement, a “Qualifying Termination” shall mean your employment is terminated without Cause (as defined below) or you resign your employment for Good Reason (as defined below) upon a Change of Control or within 24 months after a Change of Control.

If you are a party to an employment agreement with the Company or any subsidiary or affiliate of the Company (the “Employment Agreement”), “Cause” and “Good Reason” shall have the meanings ascribed to such terms in your Employment Agreement. If you do not have an employment agreement with the Company or any subsidiary or affiliate of the Company:

(a)    “Cause” shall have the meaning ascribed to it in the Omnibus Plan.

(b)
“Good Reason” shall mean the occurrence of any event, other than in connection with termination of your employment by the Company, which results in (A) a material diminution of your principal duties or responsibilities from those in effect immediately prior to the Change in Control, including, without limitation, a significant change in the nature or scope of your principal duties or responsibilities, such that your duties or responsibilities are inconsistent with those immediately prior to the Change in Control, and commonly (in the banking industry) considered to be of lesser responsibility, or (B) a material diminution of your compensation from that immediately prior to the Change in Control, or (C) you being required to be based at an office or location which is more than 35 miles from your office or location immediately prior to the Change in Control. Notwithstanding the foregoing, in order for your resignation for Good Reason to occur, (x) you must provide written notice of the Good Reason event to the Company or its subsidiary within 90 days after the initial existence of such event; (y) the Company or its subsidiary must not have cured such condition within 30 days of receipt of your written notice or the Company or its subsidiary must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you must resign from employment at the end of the period within which the Company or a subsidiary was entitled to remedy the condition constituting Good Reason but failed to do so.

For purposes of this Award Agreement, the determination of whether a termination of your employment is for a “Disability”, for “Cause” or for “Good Reason” shall be determined in accordance with the Omnibus Plan and this Award Agreement, unless you are a party to an Employment Agreement, in which case such determination under your Employment Agreement will control.

(4)	Effect of Change in Control

A Change in Control shall not, by itself, result in acceleration of vesting of the Restricted Shares, except as provided in this paragraph (4).

Upon a Change in Control prior to the full vesting of the Restricted Shares, unless another award meeting the requirements of this paragraph (4) (a “Substitute Award”) is provided to you to replace this Award (the “Original Award”), the Period of Restriction will automatically terminate and all restrictions on any unvested Restricted Shares will lapse, all unvested Restricted Shares will become immediately vested and freely transferable in full (subject to withholding for taxes under paragraph (8)) and the provisions of paragraph 1(b) shall apply, and all dividends credited to you pursuant to paragraph (7) will become payable to you.

An award shall meet the requirements of this paragraph (4), and thereby qualify as a Substitute Award, if the following conditions are met:

(a)	The award has a value at least equal to the value of the Original Award;

(b)
The award relates to publicly-traded equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c)
The other terms and conditions of the award are not less favorable to you than the terms and conditions of the Original Award, including the provisions of paragraph (3) relating to vesting in the event of a Qualifying Termination (except that in the event of a subsequent Change in Control of the Company or its successor, the Substitute Award shall be fully vested and freely transferable upon such subsequent Change in Control).

Without limiting the generality of the foregoing, a Substitute Award may take the form of a continuation of the Original Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this paragraph (4) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(5)	Non-Transferability

Subject to the terms of this Award Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, gifted, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(6)	Securities Law Restrictions

You understand and acknowledge that applicable securities laws, rules and regulations govern and may restrict your right to offer, sell or otherwise dispose of any vested Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company’s Corporate Secretary prior to selling any such vested Common Stock.

Additional information regarding these laws, rules and regulations can be found in the Omnibus Plan’s “Summary Description” and the document entitled “General Information Regarding Restricted Share Grants”.

(7)    Stockholder Rights

Upon the effective date of the book entry of your Restricted Shares pursuant to paragraph (1), you shall have the right to vote the Restricted Shares represented by the Award.

In the event the Company declares the payment of a cash dividend, a stock dividend (as defined in Section 305 of the Internal Revenue Code of 1986, as amended (the “IRC”)) or a stock split on the Common Stock with a record date occurring during the Award’s Period of Restriction, you shall be credited with either a dollar amount equal to the amount of the cash dividends paid or the number of shares equal to the stock dividend or stock split with respect to the Restricted Shares held by you as of the close of business on the record date for such dividend or stock split, as the case may be. The Company will hold all such cash dividends until the Period of Restriction terminates, and such dividends shall become payable to you on each vesting date of the Award with respect to only the Restricted Shares that vest on such date. All shares issued to you in connection with a stock dividend or stock split shall be subject to the same restrictions on transferability as the Restricted Shares, and the Period of Restriction shall terminate with respect to such shares at the same time and in the same proportion that the Restricted Shares vest. Subject to the provisions of paragraphs (3) and (4), in the event your employment with the Company terminates prior to full vesting of the Award, cash dividends and shares issued in connection with a stock dividend or stock split held by the Company and credited to you that have not been paid or vested will be forfeited.

(8)    Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) that the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur (a) as the Restricted Shares (including shares issued in connection with a stock dividend or stock split) vest, (b) when cash dividends are actually paid to you at the time any Restricted Shares vest, or (c) as of the Date of Grant if you file an election under Section 83(b) of the IRC. Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check. Payment of withholding upon vesting of any Restricted Shares will be accomplished through withholding by the Company of Restricted Shares then vesting under this Award with a value equal to the minimum statutory withholding amount, or such greater amount as the Compensation Committee may authorize, provided the withholding of such greater amount does not result in adverse accounting consequences for the Company. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises. Payment of withholding as a result of a Section 83(b) election must be made by you to the Company in cash or by delivering fully-vested then-owned shares of Common Stock with a Fair Market Value equal to the required withholding amount.

(9)	Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Omnibus Plan's “Summary Description”, and the document entitled “General Information Regarding Restricted

Share Grants”. You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)	Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time, subject to the terms of any employment agreement to which the Company and you may be parties. Nothing herein shall create any right for you to receive, or any obligation on the part of the Company to grant to you, any future Awards under the Omnibus Plan. This Award Agreement shall be binding upon, and inure to the benefit of, any successor or assignee of the Company.

(11)	Conformity with the Omnibus Plan

(a)
The Award is intended to conform in all respects with the Omnibus Plan. Inconsistencies between the Omnibus Plan and this Award Agreement shall be resolved in accordance with the provisions of this Award Agreement. By executing and returning the enclosed Confirmation of Acceptance of this Award Agreement, you agree to be bound by all the terms hereof and of the Omnibus Plan. All capitalized terms used but not otherwise defined in this Award Agreement shall have the same definitions stated in the Omnibus Plan.

(b)
Any action taken or decision made by the Compensation Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement or the Omnibus Plan shall lie within the Compensation Committee’s sole and absolute discretion, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Award Agreement shall be binding upon your heirs, executors, administrators and successors.

(c)
Except as otherwise provided in this Award Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to any choice of law rules thereof (whether of the State of Delaware or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Delaware.

(12)    Confidentiality and Restrictive Covenants

You acknowledge and agree that the Award has been conditioned upon your compliance with (and no Restricted Shares shall vest or become transferable by you hereunder unless you have complied and continue to comply with) the provisions of this paragraph (12). In consideration of your eligibility to receive the Award contemplated by this Award Agreement and any cash award under the Company’s Short Term Incentive Compensation (“STIC”) Plan and by executing (in writing or by electronic means) the Confirmation of Acceptance endorsement of this Award Agreement, you further acknowledge and agree as follows:

(a)
The Company or its subsidiaries or affiliates (collectively, the “Affiliated Group”) have spent extensive time, effort and resources developing and maintaining personal contacts and relationships with clients and customers of, and training and maintaining a stable workforce at, the Affiliated Group which, as a result or in furtherance of your employment with one or more members of the Affiliated Group, you have or will have knowledge of, access to or contact or dealings with. In addition, each member of the Affiliated Group has a legitimate and protectable interest in their respective clients, customers and employees with whom each member of the Affiliated Group has established significant business relationships; and

(b)
During the period of your employment with any member of the Affiliated Group and at all times thereafter, you covenant and agree (i) not to, directly or indirectly, use or disclose any Confidential Information (as defined below) except in furtherance of your duties as an employee of a member of the Affiliated Group in the ordinary course of business, (ii) not to, directly or indirectly, use or disclose any Confidential Information for the benefit of a party other than a member of the Affiliated Group, and (iii) comply with all policies of the Affiliated Group relating to the use and disclosure of Confidential Information. For purposes of this Award Agreement, “Confidential Information” means any and all trade secrets or confidential, proprietary or nonpublic information (whether verbal, written, electronic or in any other medium and all copies thereof) of a member of the Affiliated Group or any of their clients or customers. Without limiting the generality of the foregoing, Confidential Information shall include, but not be limited to, financial information or data, business plans or strategies, planned products or services, records and analyses, client or customer plans or requirements, and the business or affairs of any member of the Affiliated Group or any of their respective clients or customers that any of them may reasonably regard as confidential or proprietary; and

(c)
During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, (i) for your own account or as an employee, officer, director, owner, partner, representative, agent or consultant of any corporation, limited liability company, partnership, firm, business, joint venture, group, sole proprietorship or other entity, solicit, call upon, contact, sell to, perform services for or contract with any clients or customers of a member of the Affiliated Group for the purpose of providing to such client or customer services or products of any kind that are offered or provided by a member of the Affiliated Group, (ii) act as an independent contractor in connection with any of the foregoing, (iii) assist any person, business or entity in connection with any of the foregoing, or (iv) accept any business from any such client or customer, which business involves services or products of any kind that are offered or provided by a member of the Affiliated Group. For purposes of this Award Agreement, the term “customer” means any person, business, entity or organization which is or was a client or customer of a member of the Affiliated Group at any time during the period of your employment with such member of the Affiliated Group, other than any client or customer which has ceased to do business with a member of the Affiliated Group at least six (6) months prior to the last day of your employment without any inducement, encouragement or involvement by you and which client or customer you had contact with, had access to, supervised others’ contact with, or obtained Confidential Information concerning, as a result of your employment with the Company. Without limiting the generality of the foregoing, this restriction prohibits you from providing the name or confidential information about a client or customer of a member of the Affiliated Group to a subsequent employer or an employee of a subsequent employer for the purpose of that subsequent employer or employee of the subsequent employer contacting or soliciting any client or customer of a member of the Affiliated Group for the purpose of providing to such client or customer services or products of any kind that are offered or provided by a member of the Affiliated Group; and

(d)	During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, (i) solicit, induce, recruit or encourage any employee of a member of the Affiliated Group to leave the employ of any such member of the Affiliated Group, (ii) assist any other person, business or entity to do so, or (iii) hire any employee of a member of the Affiliated Group. For purposes of this Award Agreement, the term “employee” means any person who is or was an employee of a member of the Affiliated Group during the period of your employment with any member of the Affiliated Group and with respect to whom you had contact or supervisory responsibility or about whom you had access to and used Confidential Information related to their performance or advancement potential, other than a former employee who has not been employed by a member of the Affiliated Group for a period of at least six (6) months prior to the last day of your employment without any inducement, encouragement or involvement by you; and

(e)
During the period of your employment with any member of the Affiliated Group and thereafter, without interruption, for a period ending twelve (12) consecutive months after the last day of your employment with any member of the Affiliated Group, you covenant and agree not to, directly or indirectly, make, cause to be made or publish any statement or disclosure (whether verbally, in writing or by electronic or other medium) that disparages or is otherwise negative about any member of the Affiliated Group or any employee, officer, director, client or customer of any member of the Affiliated Group or assist any other person, business or entity to do so; and

(f)
During the period of your employment you shall use all property of any member of the Affiliated Group (including, but not limited to, all mobile telephones, computers, laptops, tablets, credit cards, access cards, keys and passwords) solely in furtherance of your employment with one or more members of the Affiliated Group and not in violation of any statute, law, rule or regulation or any policy of any member of the Affiliated Group. Upon your last day of employment, you shall cease using and shall return all of such property to a member of the Affiliated Group; and

(g)
The restrictive covenants set forth in this paragraph (12) are independent of and in addition to the restrictive covenants set forth in any Employment Agreement and/or a Confidentiality and Restrictive Covenants Agreement (“CRCA”) with the Company. The restrictive covenants set forth in the Employment Agreement and/or CRCA are and shall remain in full force and effect and binding upon you and, in the event of any conflict between the restrictive covenants set forth in this paragraph (12) and those set forth in the Employment Agreement and/or CRCA, the restrictive covenants set forth in the Employment Agreement and/or CRCA shall control. Without limiting the generality of the foregoing, the restrictive covenants set forth in this paragraph (12) shall be in full force and effect and binding upon you during your employment and following any termination of your employment with the Company or any of its subsidiaries or affiliates (regardless if your termination of employment occurs before or after a Change in Control or if such termination of employment is with or without Cause, by resignation for Good Reason or no reason, or otherwise) for the periods specified in this paragraph (12) and without regard to any geographic limitation; and

(h)
In the event that any provision, or part thereof, of this paragraph (12) shall be declared by a court to exceed the maximum time period or scope that the court deems to be enforceable, then the Company and you expressly authorize the court to modify such provision, or part thereof, so that it may be enforced to the fullest extent permitted by law; and

(i)
In the event that you breach any of the covenants or agreements set forth in this paragraph (12) and/or any Employment Agreement and/or CRCA, you shall immediately forfeit all rights to the Award and the Restricted Shares and all unearned, unvested or unexercised awards under the Omnibus Plan and the STIC Plan; and

(j)
The validity, interpretation, construction and performance of this paragraph (12) shall be governed by the laws of the State of Illinois without giving effect to the conflict of law principles thereof. The exclusive venue for any litigation between you and the Company or any of its subsidiaries or affiliates for any dispute arising out of or relating to this Agreement shall be the state court located in Cook County, Illinois, or the federal district court located in Chicago, Illinois, and you hereby irrevocably consent to any such court’s exercise of personal jurisdiction over you for such purpose; and

(k)
The restrictions set forth in this paragraph (12) are reasonable and necessary for the protection of each member of the Affiliated Group’s legitimate business interests, and do not impose any undue economic hardship on you or otherwise preclude you from gainful employment.

(13)    Regulatory Requirements

You also acknowledge and agree anything in this Award to the contrary notwithstanding, it is intended that, to the extent required, this Award and your receipt of Restricted Shares or any other amounts hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Company and this Award or payments made hereunder, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but are not limited to, provisions limiting, delaying or deferring the issuance of the Restricted Shares or payments hereunder (including, but not limited to, under Section 409A of the IRC), requiring that the Company may recover (claw-back) incentive compensation in certain circumstances and precluding incentive arrangements, such as this Award, that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and this Award. The application of this paragraph is intended to, and shall be interpreted, administered and construed to, cause this Award to comply with the Regulatory Requirements and, to the maximum extent consistent with this paragraph and the Regulatory Requirements, to permit the operation of this Award in accordance with the terms and conditions hereof before giving effect to the provisions of this paragraph or the Regulatory Requirements.

(14)    General

(a)
This Award Agreement and the Omnibus Plan set forth the entire terms and conditions of the Award. No officer or employee of the Company is authorized to amend or modify the Award or this Award Agreement without the approval of the Compensation Committee, and any such amendment or modification of the Award or this Award Agreement shall be in writing and signed by an authorized officer of the Company and you. In the event that any provision of this Award Agreement is found to be invalid or unenforceable, the remaining provisions hereof shall remain binding and in full force and effect.

(b)	If you breach or threaten to breach any of the covenants and agreements set forth in paragraph (12) hereof and the Company initiates any legal action against you and successfully enforces such covenants and agreements and/or obtains damages as a result of any breach of such covenants and agreements, the Company shall be entitled to payment and reimbursement from you of its reasonable attorney’s fees and litigation costs (including on appeal) incurred in connection with that action.

(c)
You acknowledge and agree that the Company may suffer irreparable harm if you breach or threaten to breach any of the provisions of paragraph (12) hereof and that, in the event of your actual or threatened breach of paragraph (12), the Company may not have an adequate remedy at law. Accordingly, you agree that, in addition to any other remedies at law or in equity available to the Company for your actual breach or threatened breach of paragraph (12), the Company is entitled to specific performance and injunctive relief against you to prevent any such actual or threatened breach without the necessity of posting a bond or other security.

(d)
THE COMPANY AND YOU HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE UNDER OR ACTION RELATING TO THIS AWARD AGREEMENT AND AGREE THAT ANY SUCH DISPUTE OR ACTION SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

To confirm your understanding and acceptance of the Award granted to you and your agreement to be bound by the provisions of this Award Agreement and the Omnibus Plan, please click “Accept” at the bottom of the screen on which you are reviewing this Award Agreement. You should also execute and return the “Beneficiary Designation Form” that was sent to you in the email regarding this Award. A copy of this Award Agreement should be retained for your permanent records.

[Signature page follows this page]

If you have any questions, please do not hesitate to contact the Corporate Secretary and General Counsel of First Midwest Bancorp, Inc. at (630) 875-7345.

Very truly yours,

Name:
Title:
First Midwest Bancorp, Inc.